UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):                                      February 6, 2002

SUN HEALTHCARE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-12040	85-0410612
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 Sun Avenue, NE
Albuquerque, New Mexico 87109
(505) 821-3355
(Address and telephone number of Registrant)

Item 3. Bankruptcy or Receivership

     On February 6, 2002, the U.S. Bankruptcy Court for the District of Delaware entered an order approving the joint plan of reorganization (the "Plan") of Sun Healthcare Group, Inc. (the "Company") and certain of its subsidiaries. On February 28, 2002 (the "Effective Date"), the Company and its subsidiaries emerged from the proceedings under Chapter 11 of the Bankruptcy Code pursuant to the terms of the Plan. The Plan is attached as an Exhibit to this Form 8-K. The principal provisions of the Plan are as follows:

  Approximately 88% - 90% of the New Common Stock (as defined below) and a cash payment of $6,651,557 will be issued to the Company's senior secured creditors. Approximately 8% - 10% of the New Common Stock are to be issued to the holders of general unsecured claims that are greater than $50,000. Approximately 2% of the New Common Stock as well as warrants to purchase an additional 5% of the New Common Stock are to be issued to the holders of senior subordinated notes. Holders of general unsecured claims of $50,000 or less shall receive cash at the rate of 7% of their claims;
  Holders of the Company's common stock, convertible subordinated debt, and convertible trust-issued preferred securities are to receive no distribution and those instruments will be canceled; and
  The board of directors of the reorganized Company are to consist of: Richard K. Matros, Chairman of the Board and Chief Executive Officer of Sun Healthcare Group, Inc.; John W. Adams, President of Smith Management Company; Gregory S. Anderson, President and Chief Executive Officer of Quality Care Solutions, Inc.; Charles W. McQueary, former President of ProMedCo, Inc.; John F. Nickoll, President, Chairman and Chief Executive Officer of the Foothill Group, Inc.; Sanjay H. Patel, Co-President of GSC Partners; Bruce C. Vladeck, Ph.D, Senior Vice President for Policy for Mount Sinai NYU Health; Steven L. Volla, President of Health Equities Management, Inc.; and Milton J. Walters, a Principal of Tri-River Capital.

     The Plan requires that certain administrative claims and any amounts outstanding under the Company's debtor-in-possession financing facility be paid on the Effective Date.

     As of February 6, 2002, there were 63,012,316 shares of the Company's pre-Chapter 11 common stock issued and outstanding. Under the provisions of the Plan, the outstanding pre-Chapter 11 common stock will be canceled. In effecting the Plan, the Company will issue 10,000,000 shares of new common stock (the "New Common Stock"), par value $0.01, to its creditors in accordance with the Plan provisions. An additional 150,000 shares of the New Common Stock and options to purchase an additional 736,500 shares of New Common Stock will be issued to certain key employees in accordance with a new management incentive plan. The new management incentive plan will allow the Company to grant options to purchase 13,500 shares of New Common Stock in the future in addition to the options being granted to the key employees above.

2.

In addition, in effecting the Plan, the Company will issue warrants to purchase 500,000 shares of New Common Stock. This represents approximately 5% of the New Common Stock to be issued under the provisions of the Plan, before dilution for stock issuances or the exercise of options under the new management incentive plan previously described.

     As of December 31, 2001, the assets and liabilities (including redeemable preferred stock) of the Company on a historical cost basis were approximately $0.60 billion and $1.53 billion, respectively. On February 28, 2002, the Company will adopt the provisions of "fresh start accounting", which require the Company to restate all assets and liabilities to their fair values based upon the provisions of the Plan and certain valuation studies currently underway. The Company has not yet determined the impact of fresh start accounting on the historical consolidated financial statements.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(a)	Financial Statements

None.

(b)	Pro Forma Financial Information

None.

(c)	Exhibits

2.1	Findings of Fact, Conclusions of Law and Order Confirming the Joint Plan of Reorganization dated February 6, 2002.

2.2*	Disclosure Statement for Debtors' Joint Plan of Reorganization dated December 18, 2001.

2.3*	Debtors' Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code dated December 18, 2001.

2.4*	Supplement to the Debtors Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code

2.5*	Technical Amendments To Debtors' Joint Plan Of Reorganization dated August 27, 2001.

*To be filed by amendment.

3.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HEALTHCARE GROUP, INC.

/s/ Wallace E. Boston, Jr.
Name: Wallace E. Boston, Jr.
Title: Chief Financial Officer

Dated: February 21, 2002

4.